Eric D. Wanger
Wanger Investment Management, Inc.
401 N Michigan Ave, Suite 1301
Chicago, Illinois 60611
312-245-8000 / eric@wangerfunds.com

January 26, 2009

VIA FEDEX AND EMAIL

To the Shareholders and Board of Directors
c/o Mr. Gilbert Hu, Chairman and CEO
AltiGen Communications, Inc.
4555 Cushing Parkway
Fremont, California 94538

Ladies and Gentlemen:

On the morning of January 8th, I filed a Schedule 13D/A with the SEC to allow me to speak with the Company’s shareholders about how to better represent their interests. That very evening, the other directors apparently voted not only not to nominate me for re-election to the board, but also to amend the Company’s bylaws to eliminate my board seat entirely.

I did not learn of these actions until I read about them in a Form 8-K filed by the Company a full four days later. I am reviewing their legality. In my opinion, these actions are direct retaliation for my 13D/A filing of that morning and for my ongoing efforts to protect shareholders from certain board members acting in their own self-interest.

As you know, I have served as a director since January 2007.  I am a member of the Compensation Committee and the Chairman of the Audit Committee. I manage the Wanger Long Term Opportunity Fund II, LP, which holds 10.5% of the Company’s common stock. By contrast, despite repeated requests, a number of the Company’s other directors have refused to purchase any shares during my tenure.  In fact, Gilbert Hu, the Chairman and CEO, has sold hundreds of thousands of shares.

The Company’s stock chart speaks for itself. As of this writing, the Company’s stock trades at approximately the value of the Company’s cash, meaning that the stock market gives an enterprise value of effectively zero to our promising little business.

I feel that we are faced with an intransigent and entrenched board.  I have fundamental differences of opinion with the other directors on strategy and corporate governance, and can no longer effectively represent the interests of the shareholders. Accordingly, I hereby tender my resignation, effective immediately.

As one of the Company’s largest shareholders, I firmly believe that change is required. In my  opinion, the Company can no longer afford such a self-serving board. I intend to explore all available options. I invite shareholders to contact me at 312-245-8000 or eric@wangerfunds.com to discuss these matters.

Best,

/s/ Eric Wanger
Eric Wanger, JD, CFA